Exhibit 99.1

Abri SPAC I, Inc.
Announces the Separate Trading of its Common Stock and Warrants, Commencing September 8, 2021

NEW YORK, September 3, 2021 – Abri SPAC I, Inc. (the “Company” or “Abri”) (Nasdaq:ASPAU) today announced that, commencing September 8, 2021, holders of the units sold in the Company’s initial public offering completed on August 12, 2021, may elect to separately trade the shares of common stock and warrants included in such units on The Nasdaq Capital Market (“Nasdaq”).

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The common stock and warrants that are separated will trade on Nasdaq under the symbols "ASPA" and "ASPAW," respectively. Those units not separated will continue to trade on Nasdaq under the symbol “ASPAU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Common Stock and warrants. Once the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be listed on Nasdaq under the symbols “ASPA” and “ASPAW” respectively.

The units were initially offered by the Company in an underwritten offering. Chardan acted as sole book-running manager of the offering. A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on August 9, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st Floor, New York, New York 10004. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Abri SPAC I, Inc.

Abri is a blank check company formed for the purpose of effecting a business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region its target operates in, Abri intends to pursue prospective targets that provide disruptive technological innovation in a range of traditionally managed industries with particular emphasis on the financial services industry. The proceeds of the offering will be used to fund such business combination.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Abri Contact:
Nima Montazeri

info@abriadv.com